Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 85,331,080.32	0.0001381	$ 11,784.22
Fees Previously Paid	2	$ 233,172,051.52		$ 32,201.06
	Total Transaction Valuation:	$ 318,503,131.84
	Total Fees Due for Filing:			$ 43,985.28
	Total Fees Previously Paid:			$ 32,201.06
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 11,784.22
Offering Note
[1]	(a) Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of January 31, 2026, of $22.87. This amount is based upon the offer to purchase up to 3,731,136 common shares of beneficial interest, par value $0.01 per share, of Oaktree Strategic Credit Fund. (b) Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026.

[2]	(a) Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of December 31, 2025, of $22.93. This amount is based upon the offer to purchase up to 10,168,864 common shares of beneficial interest, par value $0.01 per share, of Oaktree Strategic Credit Fund. The fee of $32,201.06 was paid in connection with the filing of the Schedule TO-I by Oaktree Strategic Credit Fund (File No. 005-93598) on February 17, 2026. (b) Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources